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                                                                      Exhibit 11

                              POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                                   Three months ended                        Six months ended
                                                         June 30,                                 June 30,
                                             -------------------------------         -------------------------------
                                                 1994                1993                1994                1993
                                                 ----                ----                ----                ----
Weighted average number
    of common shares
    outstanding                               13,362,729          11,698,744          12,852,355          11,664,393

Weighted average of common
    stock equivalent shares
    attributable to
    convertible debentures                             -           1,542,020             502,647           1,542,020

Application of the "treasury
    stock" method to the stock
    option plan                                  122,465             193,416             183,206             185,681
                                             -----------         -----------         -----------        ------------

Total common and common
    equivalent shares,
    assuming full dilution                    13,485,194          13,434,180          13,538,208         13,392,094
                                             ===========         ===========         ===========        ===========


Net income                                   $ 2,801,000         $ 4,672,000         $11,389,000        $15,144,000

Add:  interest on convertible
    debentures, net of applicable
    income taxes                                       -             366,000             244,000            732,000
                                             -----------         -----------         -----------        -----------

Net income, assuming
    full dilution                            $ 2,801,000         $ 5,038,000         $11,633,000        $15,876,000
                                             ===========         ===========         ===========        ===========


Net income per common share,
    assuming full dilution                   $       .21         $       .38         $       .86        $      1.19
                                             ===========         ===========         ===========        ===========

The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.